Exhibit 99.1

ORSUS XELENT TECHNOLOGIES ANNOUNCES
FISCAL YEAR 2006 RESULTS

137% INCREASE IN REVENUES
COMPARED TO PRIOR YEAR

NEW YORK, NY - (Prime Newswire) April 2, 2007 - Orsus Xelent Technologies, Inc. (OTCBB: ORXT), an emerging designer and manufacturer of award-winning mobile phones in The People’s Republic of China (PRC), today announced results for the fourth quarter and for the fiscal year ended December 31, 2006.

Revenues were $68,108,000 in 2006, an increase of 137.3% over the $28,705,000 reported for fiscal year 2005. Sales of CDMA phones represented 37% of sales, or $25,044,000 million a 398% increase over the $5,032,000 recorded in the previous year. GSM sales of $43,064,000 maintained a consistent 63% share of revenues as compared to the prior period. Revenues for the three months ended December 31, 2006 were $22,207,000, representing an 83.5% increase over the $12,101,000 reported for the same period in 2005. In fiscal year 2006, the Company adjusted its business model, market position and strategy, improved its technology, and the quality of its products to position itself to take advantage of a rejuvenated cellular phone market in the PRC.

For the year ended December 31, 2006, gross profit was $12,882,000, which represents an increase of $6,449,000 or 100% over the gross profit of $6,433,000 for the same period in 2005. The gross profit margin for 2006 was 18.9%, a decrease of 3.5% from the 22.4% reported for 2005. This decrease was attributed to competitive price cutting, lower margins from overseas sales and increased sales of low-end products. The gross profit in the fourth quarter of 2006 was $4,234,000 compared to $3,210,000, representing 31.9% growth over the same period in the prior year, and a gross profit margin of 19.1%.

Fiscal year 2006 net income was $6,718,000, or $0.23 per share, compared to $3,492,000, or $0.12 per share, reported in the prior year. However, because the company paid income taxes of $1,247,000 in 2006 and just $21,000 in 2005, the comparison is skewed. Income before tax was $7,965,000 in 2006 and $3,513,000, an improvement of 126.7% year over year. Net income in 2006 was also impacted by allowances for obsolete inventories and doubtful accounts and disposal of old moulds which totaled $2,608,000. If taxes and allowances were removed, net profit would have been $10,573,000 representing an increase of $6,833,000, or 82.7% as compared to the net income $3,740,000 of 2005(other than the provision). This would equate to a net profit margin of 15.5% for 2006 compared to the 12.2% in 2005.

Net income for the fourth quarter was $2,070,000 after payment of $1,087,000 in income taxes compared to $2,053,000 in 2005 in which an income tax credit of $2,000 was recorded. Income before tax of $3,157,000 million in 2006 represented an increase of 53.1% over the same period in the prior year. Taxes were paid in this period because of the law within the PRC for foreign controlled entities that provides them with a 100% exemption from taxes in their first two years of becoming foreign controlled entity. This two year period expired for Orsus Xelent in this period hence the reason for paying taxes in this period as compared to the same period in the prior year.

“We are pleased to report the strong growth in revenue that has resulted from our efforts to restructure our business model, reduce costs and reposition our company. Year over year comparisons are impacted by the fact we are now incurring income tax costs, but if we factor in those costs, our net profit margins show improvement which we believe can be continued in 2007,” stated Xavier Xin Wang, President and CEO of Orsus Xelent. Mr. Wang added, “We expect that growing demand for our Specialized Application Devices will make significant revenue contributions in 2007 and further improve gross profit margins. We have also focused on strengthening our corporate governance compliance and have expanded our Board of Directors in order to meet the requirements of listing on a U.S. exchange later this year.”

SUMMARY COMPARISON 2006/2005

	Year ended December 31, 2006		Year ended December 31, 2005		Comparison
	$’000	% of revenue	$’000	% of revenue	$’000%
Revenues	68,108		28,705		39,403	137.27%
Cost of sales	55,226	81.09%	22,272	77.59%	32,954	147.96%
Sales&Marketing expenses	1,045	1.53%	1,554	5.41%	(509)	- 32.75%
General&Admin expenses	1,560	2.29%	1,064	3.71%	496	46.62%
R&D expenses	255	0.37%	413	1.44%	(158)	- 38.26%
Income before tax	7,965	11.69%	3,513	12.24%	4,452	126.73%
Income taxes	1,247	1.83%	21	0.07%	1,226	5,838.10%
Net income	6,718	9.86%	3,492	12.17%	3,226	92.38%

About Orsus Xelent Technologies, Inc.

Incorporated in the state of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Since the company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in New York, Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
Orsus Xelent Technologies, Inc.
Xavier Xin Wang, President & CEO

US:
Tel 212-719-7535
Fax 212-790-9594

PRC:
Tel 010-85653777
Fax 010-85653666